ICORIA, INC.

Special Meeting of Stockholders to be held December 20, 2005
This proxy is solicited on behalf of the Board of Directors of Icoria, Inc.
The undersigned hereby appoints Dr. Douglas R. Morton, Jr. and J. Barry Buzogany, Esq., and each or either of them, with full power of substitution, as proxies of the undersigned for and in the name(s) of the undersigned to attend the Special Meeting of Stockholders (the “Special Meeting”) of Icoria, Inc. (“Icoria”), to be held at 11:00 AM, local time, at 108 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709, on Tuesday, December 20, 2005, and any adjournments thereof, and to vote and act upon the matters stated herein in respect of all shares of stock of Icoria which the undersigned will be entitled to vote or act upon, with all powers the undersigned would possess if personally present at the Special Meeting. The Board of Directors recommends a vote FOR Proposals 1 and 2.
Special Meeting of Stockholders
ICORIA, INC.
December 20, 2005
X PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE. PLEASE CAST YOUR VOTE AS SOON AS POSSIBLE!
1. To adopt the Agreement and Plan of Merger, dated as of September 19, 2005, by and among Clinical Data, Inc. (“Clinical Data”), Irides Acquisition Corporation, a wholly-owned subsidiary of Clinical Data, and Icoria, and to approve the merger contemplated thereby, pursuant to which each share of Icoria common stock outstanding at the effective time of the merger will be converted into the right to receive 0.01391 of a share of Clinical Data common stock (subject to adjustment), and Icoria will become a wholly-owned subsidiary of Clinical Data.

FOR _	AGAINST _	ABSTAIN _
2. To permit the proxies named herein to adjourn, from time to time, the Special Meeting to solicit sufficient votes to constitute a quorum at such meeting or to adopt each of the proposals referenced above.

FOR _	AGAINST _
SIGNATURE(S) OF STOCKHOLDER(S) OR AUTHORIZED REPRESENTATIVE(S)
NOTE: Please date and sign exactly as your name(s) appear(s) hereon. Each executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary should sign and indicate his or her full title. When stock has been issued in the name of two or more persons, all should sign.

Signature(s) of Stockholder(s) or Authorized Representative(s)	Date

Signature(s) of Stockholder(s) or Authorized Representative(s)	Date